Exhibit 10.2

FIRST AMENDMENT TO ARRANGEMENT AGREEMENT

THIS FIRST AMENDMENT TO ARRANGEMENT AGREEMENT (this “Amendment”) is made and entered into as of December 18, 2022, by and between Midatech Pharma plc, a public limited company organized under the laws of England and Wales (“Buyer”) and Bioasis Technologies Inc., a corporation existing under the laws of British Columbia, Canada (the “Company”). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in that certain Arrangement Agreement, dated as of December 13, 2022 (as my be amended, restated, supplemented or otherwise modified from time to time, the “Arrangement Agreement”), by and among Buyer and the Company.

WHEREAS, Section 8.3 of the Arrangement Agreement provides that the Arrangement Agreement may be amended or modified only by a written agreement executed and delivered by (a) Buyer and the Company prior to the Closing and (b) Buyer after the Closing;

WHEREAS, as of the date hereof, the Closing has not occurred; and

WHEREAS, Buyer and the Company desire to amend the Arrangement Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto do hereby amend the Arrangement Agreement as follows:

1.       Amendments.

(a)       The third recital of the Arrangement Agreement is hereby amended and restated in its entirety as follows:

“WHEREAS, following the execution of this Agreement, Buyer intends to effect, pursuant to the terms of the Securities Purchase Agreement, a registered direct offering of its securities (the “Registered Direct Offering”), of which a portion of the proceeds shall be used to loan the Company an aggregate amount of approximately $750,000, on the terms and subject to the conditions set forth in the Loan Note (the “Bridge Financing”);”

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(b)       Section 5.15(a) of the Arrangement Agreement is hereby amended and restated in its entirety as follows:

“Buyer will take all actions necessary, in consultation with Company, to cause the Buyer Board, as soon as practicable after the Closing or, in the event that the Buyer, in its sole discretion, decides to pursue the AIM Delisting and has provided written notice of such decision to Buyer prior to Closing, the AIM Delisting, as the case may be, and shall use its reasonable best efforts through Buyer’s (or, to the extent Buyer domesticates to another jurisdiction, such domesticated entity’s) 2026 annual meeting of shareholders, to consist of five (5) members, which shall comprise of (i) three (3) directors appointed by the Buyer (the “Buyer Designees”), one of whom shall be the Chairman of the Buyer Board as of the Effective Time and one of whom shall be the Chief Executive Officer of Buyer as of the Effective Time, and (ii) two (2) directors appointed by the Company (the “Company Designees”), one of whom shall be the Chief Executive Officer of the Company as of the Effective Time. The Persons listed in Annex C under the heading “Board Designees—Company” shall be the Company’s designees pursuant to this Section 5.15(a) (which list may be changed by the Company at any time prior to the Closing by written notice to Buyer to include different board designees who are reasonably acceptable to Buyer and consistent with this Section 5.15(a)) and the Person listed in Annex C under the heading “Board Designees—Buyer” shall be Buyer’s designee pursuant to this Section 5.15(a) (which Persons may be changed by Buyer at any time prior to the Closing by written notice to the Company to include different board designees who are reasonably acceptable to the Company and consistent with this Section 5.15(a)). The Chairman of the Buyer Board as of the Effective Time shall be Chairman of the Buyer Board following the Effective Time. Notwithstanding the foregoing or anything to the contrary herein, unless otherwise agreed in writing by the Parties, two (2) of the Buyer Designees shall qualify as an “independent director” under the rules and regulations of the SEC and the listing rules of NASDAQ (whether as a result of the replacement of any Buyer Designee as contemplated by this Section 5.15(a) or otherwise), and one (1) of the Company Designees shall qualify as an “independent director” under the rules and regulations of the SEC and the listing rules of NASDAQ (whether as a result of the replacement of any Company Designee as contemplated by this Section 5.15(a) or otherwise).”

(c)       Section 5.15(b) of the Arrangement Agreement is hereby amended and restated in its entirety as follows:

“As soon as practicable after the Closing or, in the event that the Buyer, in its sole discretion, decides to pursue the AIM Delisting and has provided written notice of such decision to Buyer prior to Closing, the AIM Delisting, as the case may be, the newly constituted Buyer Board shall ensure that the various committees of such board are constituted in the manner set forth on such Annex C.”

(d)       Section 5.17 of the Arrangement Agreement is hereby amended and restated in its entirety as follows:

“AIM Delisting. Subject to the receipt of any Buyer Shareholder approvals required by AIM, Buyer may, in its sole discretion, cause the Buyer Ordinary Shares listed on AIM to be de-listed from AIM (the “AIM Delisting”).”

(e)       Section 5.18 of the Arrangement Agreement is hereby amended and restated in its entirety as follows:

“Registered Direct Offering and Bridge Financing. Buyer and the Company will use their respective commercially reasonable efforts to (i) complete the Registered Direct Offering as promptly as practicable following the date hereof, and in any event by not later than three (3) Business Days following the date hereof, and (ii) complete the Bridge Financing, on the terms and conditions as set forth in the Loan Note not later than February 2, 2023.”

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2.       Definitions.

(a)       The definition of “Loan Note” in Section 1.1 of the Arrangement Agreement is hereby amended and restated in its entirety as follows:

“Loan Note” means that certain promissory note to be issued by the Company in favor of Buyer to be entered into following the execution of this Agreement and completion of the Registered Direct Offering, in the form attached hereto as Exhibit F, pursuant to which Buyer shall make a loan to the Company in the aggregate amount of $750,000, comprised of three equal advances of $250,000 to the Company on (i) December 19, 2022, (ii) January 3, 2023, and (iii) February 6, 2023. ”

3.       Effect of this Amendment. Except as amended or otherwise modified herein, the Arrangement Agreement shall remain in full force and effect, and all future references to the Arrangement Agreement shall mean the Arrangement Agreement as amended herein.

4.       Counterparts; Execution. This Amendment may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

BUYER:

MIDATECH PHARMA PLC

By:	/s/ Stephen Stamp
Name: Stephen Stamp
Title: Chief Executive Officer & Chief Financial Officer

COMPANY:

BIOASIS TECHNOLOGIES INC.

By:	/s/ Deborah Rathjen
Name: Deborah Rathjen
Title: Chief Executive Officer

First Amendment to Arrangement Agreement